Exhibit (m)(1)

FIRST AMERICAN FUNDS TRUST

DISTRIBUTION AND SERVICE PLAN

Effective November 15, 2021

WHEREAS, FIRST AMERICAN FUNDS TRUST (the “Trust”) is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that the following Amended and Restated Distribution and Service Plan (“Plan”) will benefit the portfolios of the Trust in existence as of the date hereof (the “Portfolios”) and the shareholders of the Class A and Class D shares of each Portfolio offering the respective class of shares (“Shareholders”);

NOW, THEREFORE, the Trustees of the Trust hereby adopt this Plan for the Portfolios pursuant to Rule 12b-1 under the 1940 Act. (To the extent the Trustees of the Trust adopt this Plan for newly formed portfolios of the Trust in accordance with Section 4 hereof, all references in this Plan to a “Portfolio” or “Portfolios” also refer to such newly formed portfolios.)

SECTION 1. The Trustees of the Trust have adopted this Plan to enable each Portfolio to directly or indirectly bear expenses relating to the distribution and/or shareholder servicing of the Class A and Class D shares of such Portfolio.

SECTION 2. The Class A shares of each Portfolio are authorized to pay the principal underwriter of the Fund’s shares (the “Distributor”) a total fee in connection with the servicing of shareholder accounts of such class and in connection with distribution-related services provided in respect of such class, calculated and payable monthly, at the annual rate of 0.25% of the value of the average daily net assets of such class. All or any portion of such total fee may be payable as a Shareholder Servicing Fee, and all or any portion of such total fee may be payable as a Distribution Fee, as determined from time to time by the Fund’s Board of Trustees. Until further action by the Board of Trustees, all of such fee shall be designated and payable as a Distribution Fee.

SECTION 3. The Class D shares of each Portfolio offering such shares are authorized to pay the Distributor a total fee in connection with the servicing of shareholder accounts of such class and in connection with distribution-related services provided in respect of such class, calculated and payable monthly, at the annual rate of 0.15% of the value of the average daily net assets of such class. All or any portion of such total fee may be payable as a Shareholder Servicing Fee and all or any portion of such total fee may be payable as a Distribution Fee, as determined from time to time by the Fund’s Board of Trustees. Until further action by the Board of Trustees, all of such fee shall be designated as a Distribution Fee.

SECTION 4.

(a)

With respect to each Portfolio, the Shareholder Servicing Fee may be used by the Distributor to provide compensation for ongoing servicing and/or maintenance of shareholder accounts of the respective class of shares of such Portfolio. Compensation may be paid by the Distributor to persons, including employees of the Distributor, and institutions who respond to inquiries of holders of such shares regarding their ownership of shares or their accounts with the Trust or who provide other administrative or accounting services not otherwise required to be provided by the Trust’s investment adviser, transfer agent or other agent of the Trust.

(b)

With respect to each Portfolio, the Distribution Fee may be used by the Distributor to provide initial and ongoing sales compensation to its investment executives and to other broker-dealers in respect of sales of the respective class of such Portfolio and to pay for other advertising and promotional expenses in connection with the distribution of such shares. These advertising and promotional expenses include, by way of example but not by way of limitation, costs of printing and mailing prospectuses, statements of additional information and shareholder reports to prospective investors; preparation and distribution of sales literature; advertising of any type; an allocation of overhead and other expenses of the Distributor related to the distribution of such shares; and payments to, and expenses of, officers, employees or representatives of the Distributor, of other broker-dealers, banks or other financial institutions, and of any other persons who provide support services in connection with the distribution of such shares, including travel, entertainment, and telephone expenses.

(c)

Payments under the Plan shall be made for expenses for shareholder servicing and distribution related activities, as applicable, and as described in Sections 2 and 3 above, actually incurred by the Distributor, so that such payments will not exceed expenses actually incurred by the Distributor. The Trust’s Board of Trustees will evaluate the appropriateness of the Plan and its payment terms on a continuing basis and in doing so will consider all relevant factors, including expenses borne by the Distributor and amounts it receives under the Plan.

(d)

The Trust’s investment adviser and the Distributor may, at their option and in their sole discretion, make payments from their own resources to cover costs of additional distribution and shareholder servicing activities.

SECTION 5. This Plan shall not take effect with respect to any class of shares of a Portfolio, or any class of shares of a newly formed portfolio of the Trust, until it has been approved (a) by a vote of at least a majority of the outstanding voting securities of such class of shares, but only if such approval is required by the Investment Company Act of 1940 and the rules and regulations thereunder; and (b) together with any related agreements, by votes of the majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees, cast at a Board of Trustees meeting called for the purpose of voting on this Plan or such agreement.

SECTION 6. This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided in Part (b) of Section 5 herein for the approval of this Plan.

SECTION 7. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

SECTION 8. This Plan may be terminated at any time with respect to any class of shares of any Portfolio by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities of such class.

SECTION 9. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time with respect to any class of shares of any Portfolio, without payment of any penalty, by the vote of a majority of the Qualified Trustees or by the vote of Shareholders holding a majority of such class’s outstanding voting securities, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

SECTION 10. This Plan may not be amended to increase materially the amount of fees payable pursuant hereto by any class of shares of any Portfolio without the approval of the majority of the outstanding voting securities of that class, and all material amendments to this Plan shall be approved in the manner provided in Part (b) of Section 5 herein for the approval of this Plan.

SECTION 11. As used in this Plan, (a) the term “Qualified Trustees “shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

SECTION 12. While this Plan is in effect, the Board of Trustees of the Trust shall satisfy the fund governance standards as defined in Rule 0-1(a)(7) under the 1940 Act.

SECTION 13. This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.